Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Goldfield Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated March 27, 2012 with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010, which report appears in the December 31, 2011 annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida

March 27, 2012

Certified Public Accountants

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